Exhibit 10.1

Description of 2005 Executive Staff Compensation and Bonus Plan

     The following executive officers of Laserscope (the “Company”) are participants in the Company’s 2005 Executive Staff Compensation and Bonus Plan (the “Executive Plan”): Eric M. Reuter, President and Chief Executive Officer; Robert Mann, Group Vice President, Global Sales and Marketing; Robert L. Mathews, Group Vice President, Operations and Product Development; Ken Arnold, Vice President, Research and Development; Van Frazier, Vice President, Quality and Regulatory Affairs; Peter Hadrovic, Vice President, Legal Affairs and General Counsel; Dennis LaLumandiere, Vice President, Finance and Chief Financial Officer1; Kester Nahen, Vice President, Professional Education and Clinical Applications (each an “Executive”, and collectively, the “Executives”). Others who may join the Company’s executive staff during 2005 will be eligible to participate in the Executive Plan.2

     On March 4, 2005, the Human Resources Committee of the Board of Directors (the “Board”) of the Company approved the following terms and conditions of the Executive Plan.

     If the Company’s actual performance meets or exceeds its target operating profit goals on a quarterly basis, the Executives will receive cash incentive bonus payments within a defined range, paid on a quarterly basis as follows:

     If the Company meets certain base level target operating profit goals for the quarter (“achieves the plan”), the Executives other than the Chief Executive Officer (“CEO”) will receive a cash bonus of up to 40% of such Executive’s base salary for the applicable quarter for meeting both corporate and individual objectives, as determined by the CEO. The CEO will receive a quarterly bonus payment equal to 40% of the CEO’s quarterly base salary if the Company achieves the plan for the applicable quarter. Certain individual and Company performance criteria are applicable to the payment of bonuses to the other Executives under the Executive Plan, satisfaction of which will be determined by the CEO.

     In addition, if the Company meets a second higher level of target operating profit goals for the quarter (“exceeds the plan”), the Executives other than the CEO would receive an additional cash bonus for meeting both corporate and individual objectives, as determined by the CEO. The CEO’s additional cash bonus, if the Company exceeds the plan, will be paid proportionately in accordance with the amount by which operating profits exceed quarterly targets, but at a rate twice that of the other Executives.

     The maximum annual aggregate bonus payment to any Executive under the Plan will not exceed 100% of such Executive’s base salary.

     Sales Vice Presidents are eligible for additional discretionary bonuses if the Company achieves or exceeds certain contribution margin goals as established by the CEO with respect to the departmental area for which such Sales Vice President is responsible.

     Additional bonuses may be granted at the CEO’s discretion, subject to specified maximums.

1 Mr. LaLumandiere will serve as Vice President of Finance and Chief Financial Officer until Derek Bertocci joins the Company in June 2005, at which time Mr. LaLumandiere will be appointed to the newly-created position of Vice President, Human Resources and Organizational Development. Mr. LaLumandiere will participate in the Executive Plan following commencement of his new position.

2 Derek Bertocci has agreed to join the Company as Vice President, Finance and Chief Financial Officer on approximately June 1, 2005. Mr. Bertocci will participate in the Executive Plan commencing with his employment by the Company.